Exhibit 3.3

                            CERTIFICATE OF CORRECTION

                                     TO THE

                            CERTIFICATE OF AMENDMENT

                                       OF

                          TURBOSONIC TECHNOLOGIES, INC.

TURBOSONIC TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of The General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

The name of the corporation is TurboSonic Technologies, Inc. Prior to the filing of the Amended Certificate referred to below, the name of the corporation was Sonic Environmental Systems, Inc.

That a Certificate of Amendment to the Certificate of Incorporation of the corporation (the "Amended Certificate") was filed by the Secretary of State of Delaware on August 27, 1997 and that the Amended Certificate requires correction as permitted by subsection (f) of Section 103 of The General Corporation Law of the State of Delaware.

The inaccuracy or defect of the Amended Certificate to be corrected is as follows: the text of the amendment to Article FOURTH of the Certificate of Incorporation of the corporation set forth therein is internally inconsistent in its recitation of the number of authorized shares of the corporation.

New Article FOURTH of the Certificate of Incorporation of the corporation, as set forth in Section 2 of the Amended Certificate, is corrected to read as follows:

      "FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is thirty million one thousand five hundred (30,001,500) shares, of which thirty million (30,000,000) shares shall be common stock with a par value of ten cents ($.10) per share, and one thousand five hundred (1,500) shares shall be preferred stock, with no par value. The preferred stock may be issued in classes or series from time to time with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the certificate of incorporation or any


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      amendment thereto, or in the resolution or resolutions providing for the issue of such stock adopted by the board of directors pursuant to authority expressly vested in it by the provisions of its certificate of incorporation and to the full extent permitted by Section 151 of the General Corporation Law of the State of Delaware."

IN WITNESS WHEREOF, TurboSonic Technologies, Inc. has caused this Certificate to be signed this 29th day of August, 2001.


                                                     /s/ Patrick J. Forde
                                                     ---------------------------
                                                     Patrick J. Forde, President


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